Exhibit 10.12
CONSULTING AGREEMENT
          This Consulting Agreement (this “Agreement”) is made and entered into as of November 16, 2007 by and between RESEARCH PHARMACEUTICAL SERVICES, INC. F/K/A CROSS SHORE ACQUISITION CORPORATION, a Delaware corporation, (the “Company”) and CARTESIAN CAPITAL MANAGEMENT, LLC (“Consultant”).
          In consideration of the premises and the mutual covenants contained herein, the parties agree as follows:
          1. Term. This Agreement shall be in effect for a term commencing on the date hereof and ending on December 31, 2007 (the “Term”).
          2. Services. Consultant shall perform or cause to be performed the following services for the Company and its subsidiaries: (i) identification and analysis of potential acquisitions by the Company or its subsidiaries outside of the United States, with emphasis on opportunities in Asia and greater Europe, (ii) as reasonably directed by the Company, assist in the negotiation of definitive acquisition agreements with potential targets, and (iii) as reasonably directed by the Company, support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures, public offerings, and refinancing of existing indebtedness. In connection with the performance of the services, Cartesian represents and warrants to the Company and the Company acknowledges that Cartesian (a) has the knowledge and expertise in the markets in which the Company operates and in the markets in which the Company is seeking acquisition targets in order to perform the services set forth in this Agreement, (b) has, as of the date of this Agreement, already identified potential acquisition targets for consideration by the Company, and (c) shall during the Term continue to seek and identify acquisition targets for the Company as provided for in this Agreement.
          3. Advisory Fee. Commencing from the date of this Agreement and continuing through the expiration of the Term, the Company shall pay to Consultant or its designees an advisory services fee (the “Advisory Services Fee”) in an amount equal to $600,000. Such Advisory Services Fee shall be payable by the Company to Consultant on January 3, 2008.
          4. Personnel. Consultant shall provide and devote to the performance of this Agreement such employees and agents of Consultant as Consultant shall deem reasonably appropriate and necessary to the furnishing of the services required. The fees specified in this Agreement shall be payable by the Company to Consultant for the services provided by Consultant pursuant to this Agreement.
          5. Liability. Neither Consultant nor any of its affiliates or partners, or their employees or agents shall be liable to the Company or its subsidiaries or affiliates (collectively, the “Company Group”) for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly or indirectly from negligence or willful misconduct on the part of Consultant, its affiliates, partners, employees or agents. Consultant makes no representations or warranties, express or implied, in respect of the services to be provided by Consultant or any of its affiliates, partners, employees or agents. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise).
          6. Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless each of Consultant, its affiliates, and its partners, and their employees and agents from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of Consultant, its affiliates, partners, employees or agents, other than for Claims which shall be proven to be the direct or indirect result of negligence or willful misconduct by Consultant, its affiliates, partners, employees or agents. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company Group and Consultant, its officers, directors, affiliates, partners, employees or agents or in which Consultant, its affiliates, partners, employees or agents may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by Consultant, its affiliates, partners, employees or agents, except that if such damage shall be proven to be the direct or indirect result of negligence or willful misconduct by Consultant, its affiliates, partners, employees or agents, then Consultant shall reimburse the Company Group for the costs of defense and other costs incurred by the Company Group.
          7. Relationship of the Parties. This Agreement is intended to create an independent contractor relationship between the parties. Nothing stated herein shall be construed as establishing between the parties the relationship of partners, agency, employer-employee or co/joint venturers. Each party shall be solely responsible for and shall comply with all state, federal, and local laws pertaining to employment, taxes, income withholding, unemployment compensation or contributions and other employment related statutes applicable to that party. Neither party has the authority to bind the other party and shall not indicate or otherwise hold itself out as having such authority.
          8. Assignment. Neither party may assign any obligations hereunder to any other party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, that Consultant may, without consent of the Company, assign its rights and obligations under this Agreement to any of its affiliates. The assignor shall remain liable for the performance of any assignee.
          9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

          10. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.
          11. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.
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          IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

RESEARCH PHARMACEUTICAL SERVICES, INC.

By:	/s/ Daniel M. Perlman

Name:	Daniel M. Perlman
Title:	Chief Executive Officer

CARTESIAN CAPITAL MANAGEMENT, LLC

By:	/s/ Peter Yu

Name:	Peter Yu
Title:	Managing Member
Signature Page to
Consulting Agreement